Putnam’s Code

of Ethics

July 2013

Putnam Investments Code of Ethics

Putnam Investments is required by law to adopt a Code of Ethics (the “Code”). The objective of the Code is to ensure that Putnam’s employees comply with all applicable laws and avoid any conflict of interest that might result in any harm to our clients. Putnam owes a fiduciary duty to its clients. This Code of Ethics is designed to strengthen the trust and confidence our clients place in us and to demonstrate that our clients’ interests come first.

Adherence to the Code is a fundamental condition of employment at Putnam. Every employee is expected to adhere to the requirements of the Code. Any employee failing to do so may be subject to disciplinary action, including financial penalties and termination of employment, as determined by the Code of Ethics Officer, the Code of Ethics Oversight Committee, or the Chief Executive Officer of Putnam investments.

Definitions		1

Section 1 — Personal Securities Rules for All Employees		3
1.1. Pre-clearance Requirements		3
1.2. Restricted List		4
1.3. Prohibited Transactions		4
1.4. Policy Regarding Frequency of Personal Trading		5

Section 2 — Putnam Mutual Funds		5

2.1. Holding Putnam Mutual Fund Shares at Putnam		5
2.2. Putnam Mutual Funds — Linked Accounts		5
2.3. Putnam Mutual Funds — Closed-End Fund Rules		5

Section 3 — Additional Rules for Access Persons and Certain Investment Professionals		6
3.1. 60-Day Short-Term Rule — All Access Persons		6
3.2. 7-Day Pre-Trade Rule (Portfolio Managers and Analysts)		6
3.3. 7-Day Post-Trade Rule (Portfolio Managers and Analysts)		6
3.4. Contra-Trading Rule (Portfolio Managers)		7
3.5. No Personal Benefit (Portfolio Managers and Analysts)		7

Section 4 — Reporting Requirements		7
4.1.	Brokerage/Securities Accounts— Initial and Annual Requirements	7
4.2.	Separate Provisions for Brokerage/Securities Accounts That Are Professionally Managed (Discretionary) Accounts
	Initial and Annual Requirements	8
4.3.	Account Confirmations and Statements	8
4.4.	Approved Brokers – U.S. Employees Only	8

Section 5 — Additional Reporting, Certification, and Training Requirements		9
5.1.	Initial/Annual Holdings Report — Access Persons Only	9
5.2.	Quarterly Transaction Report — Access Persons Only	9
5.3.	Annual Certification — All Employees	9
5.4.	Training Requirements—All Employees	9
5.5.	Maintenance and Distribution of the Code of Ethics	9
5.6.	Procedures and Timeliness	9

Section 6 — General Ethics Rules for All Employees		9
6.1.	Outside Business Activities	10
6.2.	Charitable or Non-profit Roles/Role as Trustee or Fiduciary Outside Putnam Investments	10
6.3.	Family Members’ Conflict Policy	10
6.4.	CFA institute Code of Ethics and Standards of Professional Conduct	10
6.5.	Business Ethics, Ombudsman, and Hotlines	11

Section 7 — Insider Trading, Non-Public Information and Insider Trading		11
7.1.	Material, Non-Public information and insider Trading	11
7.2.	Reporting and Restrictions	11
7.3.	Special Provisions Applicable to Putnam Affiliates	12
7.4.	PIL Employees	12

Section 8 — Sanctions		12
8.1.	Sanctions for Violations of Sections 1–3	12
8.2.	Sanctions for Violations of Sections 4–6	13
8.3.	Sanctions for Violations of Section 7	13

Section 9 — Procedures for Determinations and Exemptions		13

Appendix A — Contra-Trading Rule Clearance Form		14

Definitions

Access Person Putnam has identified certain employees as Access Persons due to their position or access to investment information. Access Persons are held to a higher standard under the Code than other employees. Please ask the Code of Ethics Officer if you have any question whether you are an Access Person. The following employees are Access Persons:

• All employees of Putnam’s Investment Management Division

• Employees of the Operations Division within the following specific groups and departments:

» Fund Administration Group

» Investment Services and Operations Group

» Accounting Services Group

» Custody Services Group

• Any employee in the following groups or divisions who reports directly to a member of the Operating Committee:

» Mutual Fund Shareholder Services Group

» Accounting, Custody, and Control Group

» Communications and Public Relations Division

» Defined Contribution Division

» Global Distribution Division

• All members of Putnam’s Operating Committee

• All employees of Putnam Investments Limited (PIL) and all other Putnam employees based in Europe

• All directors and officers of a registered investment advisor affiliate, e.g., Putnam Investment Management, LLC (PIM), or The Putnam Advisory Company, LLC (PAC)

• All employees who have access to My Putnam (unless access is limited to the Wall Street Journal, Factiva, or other systems that do not allow access to non-public information about Putnam products, as determined by the Code of Ethics Officer)

• Employees who have systems access or other access to non-public information about any client’s purchase or sale of securities or to information regarding portfolio holdings or recommendations with respect to such purchases or sales

• Others as determined by the Code of Ethics Officer

Closed-end fund means a fund that has a fixed number of shares outstanding and does not redeem its shares. Closed-end funds typically trade like stocks on an exchange.

The Code of Ethics Officer and the Deputy Code of Ethics Officer are responsible for enforcing and interpreting the Code. The following are the current members of the Code of Ethics staff, each of whom can answer employee questions and provide other assistance regarding the Code:

Code of Ethics Officer:	Bob Leveille	(617) 760-1858

Deputy Code of Ethics Officer:	Akiko Lindholm	(617) 760-2177

Compliance Specialist:	Dana Scribner-Shea	(617) 760-7182

Compliance Specialist:	Jennifer Waden	(617) 760-0554

Code of Ethics Oversight Committee has oversight responsibility for administering the Code of Ethics. Members include the Code of Ethics Officer and other members of Putnam’s senior management appointed by the Chief Executive Officer of Putnam. The Committee reviews and approves Code revisions, violations, and sanctions. In certain instances, requests for exemptions may require the approval of the Committee. The Committee meets on a quarterly basis or as otherwise necessary.

Exchange-Traded Fund (ETF) means a fund (other than a closed-end fund) that can be traded on an

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exchange throughout the day like a stock. ETFs often track an index. Examples include (but are not limited to) SPDRs, WEBs, QQQQs, iShares, and HLDRs.

Immediate Family means the Putnam employee’s spouse, domestic partner, fiancé(e), or other family members who are living in the same household. Immediate Family also includes any other family members, including in-laws, for whom the Putnam employee can exercise investment discretion, regardless of whether or not they live in the same household.

Private Placement means any offering of a security not offered to the public and not requiring registration with the relevant securities authorities, including but not limited to, equity or debt issued by a privately held company, private funds, hedge funds, or other privately offered securities.

Putnam means any or all of Putnam investments, LLC and its subsidiaries (other than PanAgora Asset Management, Inc.), any one of which shall be a Putnam company.

Putnam employee, or employee, means any employee of Putnam and, for purposes of all rules in Sections 1, 2, and 3, also includes the following:

• Members of the Immediate Family of a Putnam employee;

• Any trust in which a Putnam employee or Immediate Family member is a trustee with investment discretion;

• Any account for a partnership in which a Putnam employee or Immediate Family member is a general partner or a partner with investment discretion;

• Any closely held entity (such as a partnership, limited liability company, or corporation) in which a Putnam employee or Immediate Family member holds a controlling interest and with respect to which he or she has investment discretion;

• Any account (including any retirement, pension, deferred compensation, or similar account) in which a Putnam employee or Immediate Family member has a substantial economic interest and over which the Putnam employee or Immediate Family member exercises investment discretion;

• Any account other than a Putnam client account that receives investment advice of any sort from the employee or Immediate Family member, or as to which the employee or Immediate Family member has investment discretion.

Security The instruments required to be pre-cleared under Section 1.1 are considered to be securities for purposes of this Code and are also required to be reported by Access Persons under Section 4. in addition, transactions in exchange-traded funds (ETFs), exchange-traded notes (ETNs), exchange-traded commodities (ETCs), options, futures, and other derivative securities are required to be reported by Access Persons under Section 4, even for those instruments that are not required to be pre-cleared pursuant to Section 1.1(c).

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Section 1 — Personal Securities Rules for All Employees

Putnam maintains the Code of Ethics PTA system to assist employees in fulfilling their obligations under the Code of Ethics. This system can be accessed by selecting the Code of Ethics PTA link, which appears on Putnam’s intranet page in the Secure information Section under My Essentials. This system allows the automated pre-clearance of publicly traded equities and other securities trading on major U.S. and other exchanges. To pre-clear an options contract for a publicly traded security, pre-clear the underlying security in the Code of Ethics PTA system. To request clearance to trade bonds or other securities, you must contact the Code of Ethics staff. Pre-clearance hours are 9:00 a.m. to 4:00 p.m. EST.

1.1. Pre-clearance Requirements

1.1(a) Employees must pre-clear all trades in the following securities:

• Stocks of companies

• Bonds and other debt instruments, including new offerings (including corporate, municipal, high-yield, and convertible bonds)

• Options, warrants, and all other derivatives of any underlying securities that themselves require pre-clearance

• Closed-end funds, including Putnam closed-end funds

Employees must also pre-clear the following transactions:

• Private placements and purchases of hedge funds or other private investment funds must receive pre-approval from the Code of Ethics Oversight Committee

• Donating or gifting of securities

• Shares purchased by subscription or by mail (if purchasing directly from a company’s transfer agent by check, you must pre-clear the day the check is to be mailed)

• Tendering securities from your personal account

• Exercising rights to purchase shares of a company’s stock (other than involuntary exercises)

• Exercising options or warrants to acquire shares of a company’s stock (other than involuntary exercises as set forth under Section 1.1(c))

1.1(b) Provisions Applicable to Pre-Clearances

A pre-clearance is only valid for trading on the day it is obtained. However, trades by employees in Putnam’s Asian or European offices, or trades by any employees in securities listed on Asian or European stock exchanges, may be executed within one business day after pre-clearance is obtained. If the Code of Ethics system does not recognize a security, if an employee is unable to use the system, or if he or she has any questions with respect to the system or pre-clearance, the employee must contact the Code of Ethics staff.

1.1(c) Exceptions from Pre-Clearance Requirements

Pre-clearance is not required for certain transactions. (Please note that reporting may still be required for Access Persons even when pre-clearance is not required. See Sections 4 and 5 for reporting requirements.) Pre-clearance is not required for:

• Open-end mutual funds

• Currencies

• Commodities

• Treasury securities and other U.S. and other sovereign government debt (Please note that agency securities, such as securities issued by Fannie Mae and Freddie Mac, require pre-clearance.)

• Certificates of deposit (CDs), commercial paper, repurchase agreements, bankers’ acceptances, and other money market instruments

• Options and futures and all other derivatives based on an index of securities

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• Exchange-traded funds (ETFs), exchange-traded notes (ETNs), and exchange-traded commodities (ETCs)

• Trades in approved discretionary accounts (see Section 4.2 for additional information)

• Transactions that are involuntary (i.e., not initiated by the employee or an Immediate Family member covered under the Code), including dividend reinvestments under an automatic program of a publicly traded issuer and broker actions not initiated by the employee, such as option assignments or sales out of the brokerage account to cover fees or margin calls (provided the employee may not have withdrawn funds from the margin account in the prior 10 days)

1.2. Restricted List

Employees may not trade in securities that are on Putnam’s Restricted List, except as set forth below under “Large-/Mid-Cap Exemption.” There are a number of reasons why a security may appear on the Restricted List, and securities are placed on the Restricted List under criteria, and in specific circumstances, as determined by the Code of Ethics Officer or the Code of Ethics Oversight Committee. If a security is not on the Restricted List, other classes of securities of the same issuer (e.g., preferred or convertible preferred stock) may be on the Restricted List. It is the employee’s responsibility to identify with particularity the class of securities being pre-cleared. Bonds are generally restricted at the issuer level.

Large-/Mid-Cap Exemption. An employee may trade up to $25,000 in principal amount of the shares of a security appearing on the Restricted List if it is an equity security of an issuer with a market capitalization greater than $2 billion. However, these transactions must still be pre-cleared. Market capitalization is defined as outstanding shares multiplied by current price per share.

1.3. Prohibited Transactions

The following transactions and activities are prohibited for all employees:

1. Good-until-canceled orders (GTC). Any order not executed on the day of pre-clearance must be resubmitted for pre-clearance before being executed on a subsequent day.

2. Short sales of any security that is subject to pre-clearance requirements. However, short sales against the box are permitted. In addition, opening an option position that would result in a short position in the underlying security upon assignment or expiration is also prohibited (i.e., buying a put option or selling a call option without owning a number of shares at least equal to the delivery obligation under the contract, is prohibited). Purchasing a put option or selling a call option would not be considered acceptable if the only position covering such option would be another option position, such as purchasing a call option or selling a put option, to avoid a violation.

3. Purchasing equity securities in an initial public offering (IPO). Although exceptions from this prohibition will rarely be granted, employees may request an exemption from the Code of Ethics Officer, who may grant exceptions in unusual cases such as when an Immediate Family member’s association or employment with the issuer warrants consideration or when the employee has had a pre-existing status for at least two years as a policyholder or depositor in connection with a bank or insurance company conversion from mutual or cooperative form to stock form.

4. Trading with material non-public information (see Section 7)

5. Personal Trading with Putnam Client Portfolios. Putnam employees may not buy or sell securities when the employee knows a Putnam client account is on the other side of the trade.

6. Participating in an investment club

7. Spread betting. PIL employees may not enter into any spread betting contracts on financial instruments.

8. Opening a discretionary account (see Section 4.2) and trading securities requiring pre-clearance, without obtaining proper advance approval for that account as required

1.4. Policy Regarding Frequency of Personal Trading

Putnam employees are not limited to a pre-determined number of trades in securities during a specified time frame. However, excessive trading by an employee can divert the employee’s attention from his or her

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responsibilities as an employee and increases the possibility of engaging in transactions that are in actual or apparent conflict with Putnam’s client accounts. In addition, excessive short-term trading by an employee in shares of a Putnam-managed fund can also create actual or apparent conflicts with other shareholders of such fund and may have other detrimental effects as described in the prospectus or other disclosure document for such fund. Putnam reserves the right to monitor the number of trades (including for these purposes trades in securities that are required to be pre-cleared under Section 1.1(a), shares of Putnam-managed funds, and other securities that are required to be reported under Section 5.1 or 5.2, such as ETFs, ETNs, ETCs, options, futures, and other derivative securities) executed by an employee and members of his or her Immediate Family and may review any such activity that appears to be excessive with the employee’s manager(s) and/or the Code of Ethics Oversight Committee, as deemed appropriate by the Code of Ethics Officer. The Code of Ethics Oversight Committee shall have the authority to address any circumstances of excessive trading in securities or excessive short-term trading in shares of a Putnam-managed fund in accordance with Section 8 of this Code.

Section 2 — Putnam Mutual Funds

2.1. Holding Putnam Mutual Fund Shares at Putnam

Putnam employees must hold shares of Putnam open-end U.S. mutual funds through accounts maintained at Putnam, with Putnam Retail Management (PRM) listed as the dealer of record. All transactions must be executed through Putnam and not through an outside broker or other intermediary.

These requirements also apply to :

• Self-directed IRA accounts holding Putnam fund shares;

• Variable annuities and variable insurance contracts, such as Putnam/Hartford Capital Manager and Allstate Advisor, which invest in Putnam Variable Trusts (must list PRM as dealer but may be held at the insurer).

In limited circumstances, retirement, pension, deferred compensation, and similar accounts (and variable insurance arrangements) that cannot be legally transferred to Putnam may be allowed to hold Putnam funds upon approval of the Code of Ethics Officer. For example, a spouse of a Putnam employee may have a 401(k)/Profit Sharing Plan with his or her employer that invests in Putnam funds. The employee must notify the Code of Ethics Officer in writing, provide the reason why the account cannot be transferred to Putnam, and arrange for all account statements and confirmations to be sent to the Code of Ethics staff, if approved.

2.2. Putnam Mutual Funds — Linked Accounts

All employees are required to ensure that their Immediate Family members’ accounts holding Putnam mutual funds are linked to comply with the requirements stated above and to permit monitoring for excessive short-term trading in accordance with Section 1.4. To ensure these accounts are linked, log on to Putnam’s intranet home page at http://intranet/home/index.shtml, and select My Essentials/Linked mutual fund accounts.

2.3. Putnam Mutual Funds — Closed-End Fund Rules

2.3(a) Pre-clearance and Reporting. Putnam closed-end fund shares are subject to the same pre-clearance and reporting requirements as other stocks. A list of the Putnam closed-end funds can be obtained from the Code of Ethics staff.

2.3(b) Special Rules Applicable to Portfolio Managers to Putnam Closed-End Funds, Group Heads in the Investment Division, Operating Committee members, and officers of the Putnam Funds. Portfolio Managers to Putnam closed-end funds, Group Heads in Putnam’s Investment Division, Putnam Operating Committee members, and officers of the Putnam Funds will not receive clearance to engage in any combination of purchase and sale, or sale and purchase, of the shares of a given closed-end fund within six months of each other. Therefore, purchases should be made only if you intend to hold the shares more than six months, and sales should not be made if you plan to purchase more shares of that fund within six months.

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Section 3 — Additional Rules for Access Persons and Certain Investment Professionals

3.1. 60-Day Short-Term Rule — All Access Persons

Access Persons may not sell a security at a price higher than any price paid for that security within the past 60 calendar days, or buy a security at a price below which he or she sold the same security within the past 60 days. This rule applies to transactions across all accounts of the employee. All trades for the previous 60 days will be compared to the trade date for the transaction in question to determine whether a violation has occurred. Thus, if within a 60-day period, an employee buys a security for $10, buys it again for $15, and then sells shares of this security for $12, this will be considered a violation even though some shares of the security in question were bought for a higher price. To further illustrate the rule, if an employee buys a security for $15 on a day, buys it again for $10 a year later, and then less than 60 days after the second purchase sells shares of this security for $12, this will be considered a violation even though some shares of the security in question were bought for a higher price more than 60 days earlier. Access Persons may also not open an option transaction for a contract that expires in 60 days or less. The holding period for securities acquired upon exercise of a purchased call option shall be calculated using the date of acquisition of the option (rather than the date of exercise of the option) as the starting point for the 60-day holding period. Although portfolio managers and analysts may sell securities at a profit within 60 days of purchase in order to comply with the requirements of the 7-Day Pre-Trade and 7-Day Post-Trade Rules (described below), any profit must be disgorged to charity.

3.2. 7-Day Pre-Trade Rule (Portfolio Managers and Analysts)

3.2(a) Portfolio Managers: (i) Before a portfolio manager places an order to buy a security for any Putnam client portfolio that he manages, he must sell that security or related derivative security if he has purchased it in his personal account within the preceding seven calendar days; or (ii) upon entering an order to sell a security for any Putnam client portfolio that he manages, he must disgorge to charity any losses avoided if he sold the security in his personal account within the preceding seven calendar days. Disgorgements will be measured by the difference between the selling price for the personal account and the selling price for the client account, multiplied by the number of shares sold for the personal account.

3.2(b) Analysts: (i) Before an analyst makes an initial purchase or outperform recommendation (including an initial recommendation change) for a security (including designation of a security for inclusion in the portfolio of Putnam Research Fund), he must sell that security or related derivative security if he has purchased it in his personal account within the preceding seven calendar days; or (ii) upon making an initial sell or an underperform recommendation (including an initial recommendation change) for a security (including designation of a security for sale from the portfolio of Putnam Research Fund), he must disgorge to charity any losses avoided if he sold the security in his personal account within the preceding seven calendar days. Disgorgements will be measured by the difference between the selling price for the personal account and the price at the time that the recommendation is made, multiplied by the number of shares sold for the personal account.

3.3. 7-Day Post-Trade Rule (Portfolio Managers and Analysts)

3.3(a) Portfolio Managers: No portfolio manager shall: (i) sell any security or related derivative security for her personal account until seven calendar days have elapsed after the date of the most recent purchase of that security or related derivative security by any Putnam client portfolio she manages or co-manages; or (ii) purchase any security or related derivative security for her personal account until seven calendar days have elapsed after the date of the most recent sale of that security or related derivative security from any Putnam client portfolio that she manages or co-manages.

3.3(b) Analysts: No analyst shall: (i) sell any security or related derivative security for his personal account until seven calendar days have elapsed after the date of his initial buy or outperform recommendation (including an initial recommendation change) for that security or related derivative security (including designation of a security for inclusion in the portfolio of Putnam Research Fund); or (ii) purchase any security or related

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derivative security for his personal account until seven calendar days have elapsed after the date of his initial sell or underperform recommendation (including an initial recommendation change) for that security or related derivative security (including the removal of a security from the portfolio of Putnam Research Fund).

3.4. Contra-Trading Rule (Portfolio Managers)

No portfolio manager shall, without prior clearance and written approval, sell in his personal account any securities or related derivative securities that are held in any Putnam client portfolio that he manages or co-manages (see Appendix A for the Contra-Trading Rule Clearance Form).

3.5. No Personal Benefit (Portfolio Managers and Analysts)

No portfolio manager shall cause, and no analyst shall recommend, an action that would cause a Putnam client to take action for the portfolio manager’s or analyst’s own personal benefit. A portfolio manager who trades in, or an analyst who recommends, particular securities for a Putnam client account in order to support the price of securities in his personal account, or who “front runs” a Putnam client order, is in violation of this Rule.

Section 4 — Reporting Requirements

4.1. Brokerage/Securities Accounts — Initial and Annual Requirements

All employees (on their own behalf and on behalf of their Immediate Family members (see Definitions)) are required to report the existence of any accounts that have the capability of purchasing any securities. This Rule includes all brokerage accounts, accounts held directly at an issuer’s transfer agent, and securities held in physical certificate form by an employee or any Immediate Family member of the employee. The only investment accounts excluded from this rule are accounts that are only permitted to hold open-end mutual funds (other than Putnam open-end funds) and no other investments, and TreasuryDirect accounts, which can only purchase Treasury securities.

To satisfy this requirement, a new employee must enter the requested information in the Code of Ethics PTA system, and supply the Code of Ethics Department with a copy of the most recent statement for each account, within the required time frame below:

• Access Persons — within 10 days of hire

• Non-access Persons — within 30 days of hire

Existing employees opening a new account (including accounts being opened for Immediate Family members) must disclose them to the Code of Ethics Department prior to opening, or immediately after opening, the account in advance of the first personal securities transaction in the account. All employees will be required to certify annually that all accounts requiring disclosure are accurately listed in the Code of Ethics PTA system.

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4.2. Separate Provisions for Brokerage/Securities Accounts That Are Professionally Managed (Discretionary) Accounts — Initial and Annual Requirements

If you wish to establish a professionally managed or discretionary account (including professionally managed or discretionary accounts being opened for Immediate Family members), where you completely turn over decision-making authority to a professional money manager who is not subject to this Code, you must disclose the existence of the account and receive approval from the Code of Ethics staff in advance of the first personal securities transaction (new employees have 30 days to obtain the appropriate approval). You do not need to pre-clear or report securities transactions in these accounts. Please note that a discretionary account may not purchase an IPO or hold Putnam open-end mutual funds. The broker or advisor maintaining discretion over the account may not be a family member of the Putnam employee.

In order for the account to be considered discretionary, the employee must:

1. Complete an initial certification in which both the employee and the broker/advisor certify that the Putnam employee or Immediate Family member does not participate in investment decisions on the account;

2. Complete an annual certification in which the employee certifies that Putnam employee or Immediate Family member does not participate in investment decisions on the account; and

3. Ensure that copies of broker statements are delivered to Putnam investments.

4.3. Account Confirmations and Statements

All employees are required to ensure that copies of all confirmations and statements are delivered to Putnam for all accounts described in Section 4.1 above, and to ensure that copies of all statements (but not confirmations) are delivered to Putnam for all discretionary accounts described in Section 4.2. When the employee discloses the account as required, the Code of Ethics staff will issue a 407 letter, or other communication to the entity where the employee’s account is held, requesting that confirmations and statements be sent to Putnam on the employee’s behalf. However, it is ultimately the employee’s responsibility to ensure that his or her broker has complied with this request. Employees in non-U.S. offices may be subject to different requirements with respect to the frequency of providing account confirmations and statements. Any such different requirements will be communicated to the employees by the Code of Ethics staff.

If it is discovered that these reports are not being delivered to Putnam, the Code of Ethics staff will bring this issue to the employee’s attention and request he or she assist in rectifying the issue. If it is determined that a broker has failed to comply with requests to deliver these reports, Putnam reserves the right to require the employee to close the account within 30 days by transferring the account to another dealer willing to comply with this requirement (any trades as a result of a transfer must be pre-cleared). In cases where Putnam has an electronic reporting relationship established with a firm, Putnam may rely on this electronic reporting for monitoring and record keeping in lieu of receiving trade confirmations and statements via mail.

4.4. Approved Brokers – U.S. Employees Only

Effective on a specific date to be announced (expected to be March 2014), U.S. employees of Putnam are required to hold each of their personal accounts (including any retirement, pension, deferred compensation, or similar accounts) at a Putnam-approved broker that provides Putnam with an electronic broker feed. The list of approved brokers will be posted to the Putnam Compliance intranet homepage and the Code of Ethics PTA system. In limited circumstances, employees may be allowed to hold personal accounts at a non-Putnam-approved broker (examples include retirement accounts at current employers of Immediate Family members and accounts that cannot legally be transferred to Putnam-approved brokers). In such a case, the employee must notify the Code of Ethics Officer in writing and provide the reason why the account cannot be transferred to a Putnam-approved broker or why the employee otherwise requests an exception be granted by the Code of Ethics Officer or Deputy Code of Ethics Officer. In the event an exception is granted, the employee must arrange for trade confirmations and account statements (quarterly) to be sent to the Code of Ethics staff.

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Section 5 — Additional Reporting, Certification, and Training Requirements

5.1. Initial/Annual Holdings Report — Access Persons Only

Access Persons must disclose and certify their securities holdings, including all holdings for Immediate Family member accounts, within 10 days of hire (or within 10 days of becoming an Access Person) and then on an annual basis thereafter (within 45 days after the end of the year). The report of securities holdings must include all securities that require pre-clearance under Section 1.1, as well as holdings in non-U.S. sovereign government debt, ETFs, ETNs, ETCs, options, futures, and other derivative securities, and holdings of Putnam open-end U.S. mutual funds not held through a Putnam account and U.S. registered mutual funds to which Putnam acts as advisor or sub-advisor (see Section 4).

5.2. Quarterly Transaction Report — Access Persons Only

Access Persons must disclose and certify all of their personal securities transactions, including transactions for Immediate Family member accounts, within 20 calendar days following the end of each quarter. In addition to the securities requiring pre-clearance under Section 1.1, Access Persons are also required to disclose and certify all personal transactions in non-U.S. sovereign government debt, as well as ETFs, ETNs, ETCs, options, futures, and other derivative securities, not just those requiring pre-clearance.

5.3. Annual Certification — All Employees

Each calendar year, all employees will be required to certify that they have reviewed and understand the rules and requirements of the Code and that the list of brokerage accounts (for the employee and all Immediate Family members) disclosed in the Code of Ethics PTA system is accurate. An e-mail notification will be sent informing employees of their requirement and the due date.

5.4. Training Requirements — All Employees

As deemed necessary by the Code of Ethics staff, employees will be required to complete training on Putnam’s Code of Ethics. E-mail notifications will be sent notifying employees of the requirements and the due date.

5.5. Maintenance and Distribution of the Code of Ethics

When revisions are made to the Code of Ethics, all employees will receive a revised version of the Code. The Code will be available to all employees on Putnam’s intranet site. Hard copies may be requested by contacting the Code of Ethics staff.

5.6. Procedures and Timeliness

Most certifications and reports required by the Code are completed in the Code of Ethics PTA system. There are strict deadlines for these filings. Planned absences, vacations, and business trips are not valid excuses for failing to meet a deadline. Employees will receive instructions regarding these submissions and the due dates. Please contact the Code of Ethics staff for assistance.

Section 6 — General Ethics Rules for All Employees

Putnam employees are expected to act ethically at all times in connection with their employment. In addition to complying with the specific provisions of this section, employees should contact the Code of Ethics staff or the Ombudsman if they are not sure how to proceed in any circumstances involving ethical issues or questions.

6.1. Outside Business Activities

No Putnam employee shall serve as employee, officer, director, trustee, or general partner of a corporation or entity other than Putnam, without prior written approval of the Code of Ethics Officer, who may also confirm that the employee’s manager has approved such outside position. Requests for a role at a publicly traded company

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are especially disfavored and are closely reviewed. Permission will be granted only in extenuating circumstances.

All employees must provide a written request seeking approval from the Code of Ethics Officer by entering the details of the proposed position in the Code of Ethics PTA system. Employees may not engage in any outside employment activity until they receive an e-mail approving their request. Employees hired at Putnam with an outside position must disclose the position upon hire in the system and may be required to resign such position if the position presents conflicts of interest or other issues.

FINRA-licensed employees under PRM also have an obligation to disclose outside positions to, and receive approval from, the PRM Compliance Department. Employees must also keep this information accurate by updating their profile in the Code of Ethics system and updating the PRM Compliance Department if they change or terminate a position previously approved.

6.2. Charitable or Non-profit Roles/Role as Trustee or Fiduciary Outside Putnam Investments

6.2(a) An employee may serve as a volunteer, officer, director, or trustee of a charitable or not-for-profit institution, provided that the employee abides by the Code of Ethics with respect to any investment activity for which she has any discretion or input as a volunteer, officer, director, or trustee. The pre-clearance and reporting requirements of the Code of Ethics do not apply to the trading activities of such charitable or not-for-profit institutions for which an employee serves as a volunteer, officer, director, or trustee unless the employee has discretion for the account. You must contact the Code of Ethics staff if you are asked to serve in a role in which you may have discretion, investment, or financial authority for a charitable or not-for-profit institution to discuss whether such position is permissible and whether you must perform any additional actions prior to serving in such role.

6.2(b) Except as stated below, no Putnam employee shall serve as a trustee, an executor, a custodian, or any other fiduciary, or as an investment advisor or a counselor for any account outside Putnam. Putnam employees may serve as a fiduciary with respect to a religious or charitable trust or foundation, provided that the employee abides by the Code of Ethics with respect to any investment activity for which she has any discretion or input. The pre-clearance and reporting requirements of the Code of Ethics apply to the trading activities of such a religious or charitable trust or foundation if the employee has discretion for the account.

6.2(c) Family Trust or Estate Exception. Putnam employees may serve as a fiduciary with respect to a family trust or estate, as long as the employee abides by all of the Rules of the Code of Ethics with respect to any investment activity over which he has any discretion.

6.3. Family Members’ Conflict Policy

No employee or member of an employee’s Immediate Family shall have any direct or indirect personal financial interests in companies that do business with Putnam, unless such interest is disclosed and approved by the Code of Ethics Officer.

6.3(a) Corporate Purchase of Goods and Services — Putnam will not acquire goods and services from any firm in which a member of an employee’s Immediate Family serves as a sales representative or in a senior management capacity, or has an ownership interest (excluding normal investment holdings in public companies), unless permission is obtained from the Assistant Treasurer and the Code of Ethics Officer. Any employee who is aware of a proposal to purchase goods and services from a firm with which a member of the employee’s Immediate Family has one of these associations must notify the Assistant Treasurer and the Code of Ethics Officer.

6.3(b) Portfolio Trading — Putnam will not allocate any client trades to any firm that employs a member of an employee’s Immediate Family as a sales representative to Putnam (in a primary, secondary, or backup role). Any Putnam employee who is aware that an Immediate Family member serves as a broker-dealer’s sales representative to Putnam should inform the Code of Ethics Officer.

6.3(c) Definition of Immediate Family (specific to this rule) — “Immediate Family” of an employee means (1) spouse, fiancé(e), or domestic partner of the employee, (2) any child, sibling, or parent of an employee and any person married to a child, sibling or parent of an employee, and (3) any other person who lives in the

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same household as the employee.

6.4. CFA Institute Code of Ethics and Standards of Professional Conduct

All members of the investment Division and any other CFA institute Members or Candidates must follow and abide by the spirit of the Code of Ethics and the Standards of Professional Conduct of the CFA institute. The text of the CFA institute Code of Ethics and Standards of Professional Conduct can be found on the Putnam Compliance Department intranet home page, which is accessible from the Putnam intranet home page. The terms of Putnam’s Code of Ethics shall govern in any case where there is a conflict between the terms of this Code and the CFA institute Code of Ethics and Standards of Professional Conduct. Please contact the Code of Ethics Officer with any questions.

6.5. Business Ethics, Ombudsman, and Hotlines

6.5(a) if a Putnam employee suspects that fraudulent, illegal, or other irregular activity (including violations of the Code of Ethics) might be occurring at Putnam, the activity should be reported immediately to Putnam’s Controller, Chief Compliance Officer, or Code of Ethics Officer through the Ombudsman or hotlines described below or through Putnam’s Human Resources department.

6.5(b) Putnam has established the office of the corporate ombudsman as a resource to help employees address legal or ethical issues in the workplace and to allow employees to voice concerns or seek clarity on issues. The Ombudsman provides a confidential, independent, and impartial source to employees to discuss potential violations of law or of company standards without fear of retribution, and serves as a neutral party with no vested interest in a particular outcome.

6.5(c) An employee who does not feel comfortable reporting activity in the manner described in 6.5(a) above may instead contact any of the following on an anonymous basis:

• The Putnam Ethics hotline at 1-888-475-4210,

• The Putnam Funds Trustees’ hotline at 1-866-858-4155, or

• Putnam’s Ombudsman at 1-866-ombuds7 (866-662-8377).

Section 7 — Material, Non-Public Information and Insider Trading

7.1. Material, Non-Public Information and Insider Trading

Antifraud provisions of the U.S. securities laws as well as the laws of other countries generally prohibit persons who possess material, non-public information from trading on or communicating that information to others. Putnam’s policy calls for strict compliance with such laws. Unlawful trading while in possession of material, non-public information is a very serious matter and can be a crime punishable by imprisonment. There is also significant monetary liability for an inside trader, which can include liability to private plaintiffs and/or the Securities and Exchange Commission, which can seek a court order requiring a violator to pay back profits, as well as penalties substantially greater than those profits. In certain cases, controlling persons of inside traders, including supervisors of inside traders or Putnam itself, can be liable for penalties.

Employees found to have conducted this activity will be immediately referred to the Code of Ethics Oversight Committee or Putnam’s Chief Executive Officer to determine the appropriate sanction, up to and including termination.

While employees in the Investment Division are most likely to come into contact with material, non-public information, the rules (and sanctions) in this area apply to all Putnam employees (see Section 7.2 for information on what to do if you believe you may have material, non-public information).

7.2. Reporting and Restrictions

Any employee who believes he or she is (or may be) in possession of material, non-public information must immediately contact Putnam’s Code of Ethics Officer or an attorney in Putnam’s Legal Department, and provide details on the information received and the source. The employee must also take precautions to maintain the confidentiality of the information in question, and not share this information with anyone outside

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of Putnam’s Legal and Compliance Division.

After reviewing the facts and circumstances, Putnam’s Code of Ethics Officer or Putnam’s Legal Department will make a determination as to whether possession of the information warrants restricting trading activity in the issuer’s securities for client accounts as well as personal securities transactions for employees.

7.3. Special Provisions Applicable to Putnam Affiliates

Any employee wishing to place a trade in the securities of Great-West Lifeco Inc., Power Financial Corporation, Power Corporation of Canada, or IGM Financial Inc. must contact the Code of Ethics Officer or the Deputy Code of Ethics Officer to request manual approval of the pre-clearance request. An employee requesting such approval must certify that he or she is not in possession of any material, non-public information regarding the company in which he or she is seeking to place a trade. The decision whether or not to grant the pre-clearance request is in the sole discretion of the Code of Ethics Officer and the Deputy Code of Ethics Officer. The Code of Ethics Officer and Deputy Code of Ethics Officer will reject any such request for pre-clearance made by members of Putnam’s Operating Committee and certain members of the Chief Financial Officer’s staff from the end of each calendar quarter to the date of announcement of Great-West Lifeco Inc.’s earnings for such quarter.

7.4. PIL Employees

For PIL employees, these topics are covered by the Market Abuse rules of the U.K. Financial Conduct Authority. PIL employees receive information on this topic in their annual instructor-led code of ethics and compliance training.

Section 8 — Sanctions

The Code of Ethics Oversight Committee has adopted the following minimum monetary sanctions for violations of the Code. These sanctions apply even if the exception results from inadvertence rather than intentional misbehavior. The Code of Ethics Oversight Committee will review and approve sanctions on employees. However, the sanctions noted below are only minimums, and the Committee reserves the right to impose sanctions that it believes fit the circumstances, such as higher monetary sanctions, trading bans, suspension, or termination of employment. The Committee’s belief that an employee has violated the Code of Ethics intentionally may result in more severe sanctions than outlined in the guidelines.

8.1. Sanctions for Violations of Sections 1–3

The minimum sanction per violation of the Rules in Sections 1, 2, or 3 is disgorgement of any profits or payment of avoided losses and the following payments:

	Investment Division,	All other employees not
	Operating Committee	included in the criteria for
	member, and any employee	inclusion in the higher
	who reports directly to an	sanction schedule
Operating Committee
member (administrative
assistants will be excluded
from the higher sanction
schedule)

1st violation	$250	$50

2nd violation	$500	$100

3rd violation	Minimum monetary sanction for a 2nd violation with a ban
on all new personal securities transactions for time period

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determined by the Code of Ethics Oversight Committee

8.2. Sanctions for Violations of Sections 4–6

The minimum sanction for violations of the rules in Sections 4–6 is as follows:

	Investment Division,	All other employees not
	Operating Committee	included in the criteria for
	member, and any employee	inclusion in the higher
	who reports directly to an	sanction schedule
Operating Committee
member (administrative
assistants will be excluded
from the higher sanction
schedule)

1st violation	Warning	Warning

2nd violation	$50	$25

3rd violation	$100	$50

8.3. Sanctions for Violations of Section 7

All violations concerning the use of material, non-public information, failure to report inside information, or insider trading will be presented to the Code of Ethics Oversight Committee to determine the appropriate sanction, up to and including termination. Severe criminal penalties may also be imposed.

The reference period for determining generally whether a violation is initial or subsequent will be three years.

Section 9 — Procedures for Determinations and Exemptions

No perceived ambiguity in the Code of Ethics shall excuse any violation. Any employee who has a question concerning the applicability of the Code or believes the Code to be ambiguous in a particular situation should request a determination from the Code of Ethics Officer in advance of the conduct. Employees may also request an exemption from the Code of Ethics if they do so in advance of the conduct or transaction sought to be exempted.

Any employee seeking a determination or exemption shall provide the Code of Ethics Officer with such information as the Code of Ethics Officer deems necessary to render the determination or make a decision on the exemption.

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Appendix A — Contra-Trading Rule Clearance Form

To: Code of Ethics Officer

From:	Date:

Re: Sale of Personal Security

This serves as prior written approval to sell the following personal security:

Name of portfolio manager contemplating personal sale:

Security to be sold:

Number of shares to be sold:

Fund(s) holding security:

Number of shares held by fund:

Reason for the personal sale:

Specify the reason why the sale is inappropriate for fund (Please attach additional sheets if necessary.):

CIO approval:	Date:

Code of Ethics Officer:

Deputy Code of Ethics Officer approval:	Date:

282554 6/13

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